Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement, or in any amendment thereto, of our opinion dated February 20, 2004 (except for Note 31 and Note 33 which are as of April 14, 2004) relating to the financial statements of Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) (the “Company”) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2003, and to the reference to us under the caption “Experts” in the Prospectus that is a part of the Registration Statement.

KPMG Bohlins AB

	By:	/s/ Anders Linér
Anders Linér
Authorized Public Accountant

Stockholm, Sweden
May 3, 2004